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Exhibit 10.2

CONSULTING AGREEMENT

        THIS AGREEMENT, made effective as of the 1st day of August, 2002, is between CARRIAGE SERVICES, INC., a Delaware corporation (the "Company"), and THOMAS C. LIVENGOOD, a resident of Harris County, Texas (the "Consultant").

W I T N E S S E T H:

        WHEREAS, the Consultant has heretofore been a full-time employee of the Company and one or more of its subsidiaries (collectively, "Carriage") as Executive Vice President and Chief Financial Officer of the Company and most of its subsidiaries, pursuant to the terms of the Executive Employment Agreement dated November 8, 1999 between the Company and the Consultant (the "Prior Employment Agreement"); and

        WHEREAS, pursuant to the Separation Agreement and Release dated July    , 2002 (the "Separation Agreement"), the parties have mutually agreed to convert the Consultant's status from that of an employee to that of a consultant, and the Company recognizes that the Consultant's experience and knowledge gained while an employee of the Company will continue to be of great value to the Company and therefore desires to continue to retain his services, on the terms and conditions hereafter set forth;

        NOW, THEREFORE, the Company and the Consultant hereby agree as follows:

        1.    Term.    The Company hereby engages the Consultant for a term commencing on the date hereof and, subject to Section 5 hereof, ending on November 8, 2004 (the "term of this Agreement"), to consult with and advise the Company as hereinafter provided. The Consultant agrees to accept such engagement and to perform the services specified herein, all upon the terms and conditions hereinafter stated. This Agreement is expressly made subject to the Consultant not revoking the Separation Agreement, and in the event of such revocation, this Agreement shall thereupon become void ab initio, as if never entered into.

        2.    Duties.

          (a)  During the term of this Agreement, the Consultant shall serve the Company in a consultive capacity and shall report to the Board of Directors of the Company or its Chief Executive Officer. The Consultant's services hereunder shall include providing advice and consultation to the Company's management regarding the following:

            (i)    Financial positions and results reported to the public while Employee served as Chief Financial Officer, including issues relating to revenue recognition, expenses, assets, reserves, impairments, liabilities, stockholders' equity, cash flows and related issues; in particular, as to accounting methodologies and positions taken by the Company relating to SAB 101, Project Fresh Start and SFAS 142;

            (ii)  The Company's lending arrangements and relationships under its senior revolving credit facility and senior notes; and

            (iii)  Any other areas involving the Company and its business and operations as may be mutually identified by the parties.

          (b)  During the term of this Agreement, the Consultant shall render services to the Company, when requested by it, at times reasonably convenient to him, but this Section 2 does not impose on the Consultant any minimum hours required to be devoted toward rendering services nor shall this Agreement be construed so as to prevent Consultant from accepting employment with any other person. Consultant shall take reasonable precautions to ensure that this Agreement does not conflict with any terms or conditions of any new employment which he may obtain. It shall not be necessary for Consultant to render services at the Company's corporate offices or any other

  Carriage location, but rather such services may be rendered at locations of Consultant's choice and may include services provided electronically, such as by phone, fax or over the Internet.

          (c)  The Consultant agrees that at all times during the term of this Agreement:

            (i)    The Consultant will not knowingly or intentionally do or say any act in bad faith which is designed to impair, damage or destroy the goodwill and esteem for Carriage of its suppliers, employees, patrons, customers and others who may at any time have or have had business relations with Carriage.

            (ii)  The Consultant will not encourage, recommend or approve the use at any time of the services of any competitor of Carriage.

            (iii)  The Consultant will not reveal to any third person any difference of opinion, if there be such at any time, between him and the management of the Company as to its personnel, policies or practices.

        3.    Compensation.

          (a)    Consulting Fee.    As compensation for the Consultant's services hereunder, the Company shall pay to the Consultant a consulting fee of $500,000.00 in the aggregate (the "Consulting Fee"). The Consulting Fee shall be payable in thirty-six (36) equal bi-weekly installments of $13,888.89 each, in accordance with the Company's normal processing policies with respect to such payments, commencing with the first whole payroll period after the effective date of this Agreement and continuing thereafter until the Consulting Fee has been paid in full. The parties acknowledge that the Consulting Fee is estimated to be paid in full by December 2003, but this Agreement shall continue to remain in effect thereafter until expiration of the term hereof without further accrual or payment of any consulting fee or similar compensation.

          (b)    Expenses.    The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by him in rendering services hereunder, provided that the same are in accordance with the Company's expense reimbursement policy from time to time in effect and the Company has approved each and every such expense in advance and in writing.

          (c)    Medical Benefits Coverage.    During the term of this Agreement, the Company shall cause the Consultant and his eligible dependents to be included in Carriage's group medical benefits plan from time to time in effect and extended to Carriage's employees (or another plan providing substantially the same benefits), on substantially the same terms and conditions extended by Carriage to executive employees of the Company, until such time (if prior to the expiration of the term hereof) that Consultant becomes eligible to participate in any other similar plan which might become available to Consultant and his dependents. The Consultant acknowledges that the period to elect coverage and, if elected, to obtain continuation benefits from the Company under the Consolidated Omnibus Budget Reconciliation Act (COBRA), commenced as of the "Transition Date" under the Separation Agreement and runs concurrently with benefits extended under this paragraph (c), and therefore such continuation coverage will not be available upon expiration of benefits under this paragraph (c).

        4.    Independent Contractor.    The Consultant is retained and engaged by the Company only for the purposes and to the extent set forth herein, and the Consultant's relation to the Company shall, during the term of this Agreement, be that of an independent contractor and not that of an employee. In rendering his services hereunder, the Consultant shall not, without the prior written consent of the Company, represent that he has the right or authority to bind the Company in any respect.

        5.    Termination.

          (a)    Death or Disability.    Subject to the Consultant's compliance with this Agreement and the Separation Agreement, the Consulting Fee shall be deemed fully earned upon execution of this Agreement, except as otherwise expressly provided herein, and neither the Consultant's death nor disability shall impair the Company's obligation to continue paying all remaining installments of the Consulting Fee. In case of death or disability, such payments to the Consultant or his estate shall be made in the same manner and at the same times as they would have been paid to the Consultant had he not died or become disabled.

          (b)    Discharge for Cause.    Prior to the end of the term of this Agreement, the Company may discharge the Consultant for Cause and terminate this Agreement. In such case this Agreement shall automatically terminate and the Company shall have no further obligation to the Consultant or his estate other than to pay to the Consultant or his estate in the event of his subsequent death any Consulting Fee which may have become earned through the date of termination but not yet paid in accordance with Section 3(a) hereof. For purposes of this Agreement, the Company shall have "Cause" to discharge the Consultant or terminate the Consultant's services hereunder upon (i) the Consultant's failure to cure, after reasonable notice of not less than thirty (30) days, a material breach of any of the terms of this Agreement; (ii) the Consultant's breach of the Separation Agreement; (iii) the Consultant's conviction of a felony involving moral turpitude, fraud, theft, embezzlement, assault, battery, rape or other violent act or another crime; or (iv) the Consultant having engaged in willful misconduct in the performance of his services hereunder that has a material adverse effect on the Company; provided, however, no act or failure to act shall be deemed "willful" if due primarily to an error in judgment or negligence or if made in good faith and with reasonable belief that such act is in the best interest of the Company.

          (c)    Discharge Without Cause.    Prior to the end of the term of this Agreement, the Company may discharge the Consultant without Cause (as defined in paragraph (b) above) and terminate this Agreement. In such case this Agreement shall automatically terminate and the Company shall have no further obligation to the Consultant or his estate, except that the Company shall continue to pay to the Consultant all remaining installments of the Consulting Fee under Section 3(a), and shall continue for the remainder of the term of this Agreement to provide the medical benefits coverage under Section 3(c), subject in each instance to Employee's continued compliance with Sections 6 and 7 hereof. Such payments and coverage to the Consultant or his estate shall be made in the same manner and at the same times as they would have been paid and extended to the Consultant had he not been discharged.

          (d)    Voluntary Resignation.    The Consultant may resign at any time by giving ten business days' prior written notice to the Company. In the event of any such resignation, the Company shall be relieved of all obligations under this Agreement (including but not limited to those specified in Section 3), and the Consultant shall similarly be relieved of his covenants in Sections 2 and 6(a)(i) hereof, in each case from and after the effective date of resignation; provided, however, that the covenants in Sections 6(a)(ii) and 7 shall remain in full force and effect notwithstanding such resignation.

          (e)    Survival.    Except as otherwise expressly set forth herein, the provisions of Sections 6 and 7 hereof survive any termination of this Agreement.

        6.    Restrictive Covenants.

          (a)    Non-Competition.    The Consultant acknowledges that in the course of his employment with the Company as a member of the Company's senior executive and management team, and during the term of his consultancy hereunder, he has had and may continue to have access to confidential and proprietary business information of Carriage, and has developed and may hereafter continue to develop, through such employment and/or consultancy, valuable business systems, methods of doing business, and contacts within the death care industry, all of which have helped to identify him with the business and goodwill of Carriage. Consequently, it is important that Carriage protect its interests in regard to such matters from unfair competition. During the term of this Agreement, the Consultant agrees that he will not, directly or indirectly:

            (i)    become a director, officer, employee, consultant, advisor or agent of, or own beneficially or of record more than five percent (5%) of the fully diluted equity securities

    (including options, warrants or other securities convertible into equity securities) of, any Conflicting Organization (as hereafter defined); or

            (ii)  induce or assist anyone in inducing in any way any employee of Carriage to resign or sever his or her employment or to breach an employment contract with Carriage.

        The covenant under clause (i) above restricts the Consultant's activities only insofar as they relate to the operations of the Conflicting Organizations within the Continental United States, and any activities devoted to activities exclusively outside the Continental United States shall not be restricted hereby. For purposes hereof, a "Conflicting Organization" means (x) any of the firms and organizations listed on Schedule I hereto, and (y) any other firm or organization, however structured, which owns or operates a funeral home or cemetery business anywhere within a 50-mile radius of any funeral home or cemetery owned or operated by Carriage at any time during the term of this Agreement.

          (b)    Reformation.    The foregoing covenants shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants respectively are operative, but the maximum territory, the action subject to such covenants and the period of time they are enforceable are subject to any determination by a final judgment of any court which has jurisdiction over the parties and subject matter.

          (c)    Remedies.    Both parties recognize that the services to be rendered under this Agreement by the Consultant are special, unique, and of extraordinary character, and that in the event of the breach by the Consultant of the covenants contained in this Section 6 or Section 7 below, the Company shall be entitled, if it so elects, to suspend (if applicable) any payments due under this Agreement and the Separation Agreement and/or to institute and prosecute proceedings in any court of competent jurisdiction to enforce through injunctive relief such covenants. Consultant acknowledges and agrees that there is no adequate remedy at law for his violation of such covenants and that in light of the numerous years and the scope of his responsibilities with the Company, the restrictions as to time, geographic scope and scope of activities restrained in paragraph (a) above are both reasonable and necessary to protect the goodwill and other legitimate business interests of the Company. Indeed, the Consultant acknowledges that the payments and commitments made by the Company in this Agreement and in the Separation Agreement are in significant part provided by the Company to secure the Consultant's agreement to such covenants. The Consultant agrees to waive and hereby waives any requirement for the Company to secure any bond in connection with the obtaining of such injunction or other equitable relief.

        7.    Confidential Information.    The Consultant acknowledges that in the course of his affiliation with Carriage he has received, and in the course of his consultancy hereunder he may continue to have access to, certain trade secrets, financial data and information (including but not limited to internal financial reports, models, forecasts, spreadsheets and similar data; accounting work papers; proceedings of the Company's audit and compensation committees and its full board of directors; Carriage's accounting methodologies, functions and procedures; and related information of an accounting and financial nature), management methods, operating techniques, employee lists, training manuals and procedures, personnel evaluation procedures, and other confidential information and knowledge concerning the business of Carriage (hereinafter collectively referred to as "Information") which the Company desires to protect. The Consultant understands that the Information is confidential and he agrees not to reveal the Information to anyone outside of Carriage so long as the confidential or secret nature of the Information shall continue. The Consultant further agrees that he will at no time use any Information in competing with Carriage. Consultant represents that upon his transition from employee to Consultant hereunder, he has surrendered to the Company, and has not kept any copies of, all papers, documents, writings and other property produced by his or coming into his possession by or through his employment with Carriage or relating to the Information, which the Consultant acknowledges to be and will remain at all times remain the property of Carriage, except insofar as the Company and the Consultant have specifically identified as necessary to enable the Consultant to render services hereunder, and upon termination of the consultancy hereunder, all remaining papers, documents, writings and other property shall similarly be surrendered to the Company, without any copies thereof retained by Consultant.

        8.    Notices.    All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three business days after the date mailed, postage prepaid, by certified mail, return receipt requested, or when sent by telex or telecopy and receipt is confirmed, if addressed to the respective parties as follows:

If to the Consultant:	Mr. Thomas C. Livengood 8002 Hertfordshire Circle Spring, Texas 77379
If to the Company:	Carriage Services, Inc. 1900 St. James Place, 4th Floor Houston, Texas 77056 Attn: Chief Executive Officer

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

        9.    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        10.    Assignment.    This Agreement may not be assigned by the Consultant. Neither the Consultant nor his estate shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being agreed that such payments and the right thereto are nonassignable and nontransferable.

        11.    Binding Effect.    Subject to the provisions of Section 10 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Consultant's heirs and personal representatives, and the successors and assigns of the Company.

        12.    Captions.    The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        13.    Complete Agreement.    This Agreement represents the entire agreement between the parties concerning the subject hereof and supersedes all prior agreements and arrangements between the parties concerning the subject thereof. Without limiting the generality of the foregoing, this Agreement upon the effective date hereof will supersede and replace the Prior Employment Agreement (subject to reinstatement if this Agreement is rendered void as described in Section 1 hereof), as well as any other prior agreements respecting or relating to the Consultant's employment with or compensation from Carriage, except as otherwise expressly set forth in the Separation Agreement.

        14.    Governing Law.    This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

        15.    Counterparts.    This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CARRIAGE SERVICES, INC.
By:	/s/ MELVIN C. PAYNE MELVIN C. PAYNE, Chief Executive Officer

/s/ THOMAS C. LIVENGOOD THOMAS C. LIVENGOOD

SCHEDULE I
TO
CONSULTING AGREEMENT
(THOMAS C. LIVENGOOD)

Conflicting Organization

For purposes of this Agreement, the term "Conflicting Organization" specifically includes each of the following:

1.        The following entities, together with all Affiliates thereof:

    Service Corporation International
    Alderwoods Group Inc.
    Stewart Enterprises, Inc.
    Keystone Group Holdings, Inc.
    Meridian Mortuary Group, Inc.
    Cornerstone Family Services, Inc.
    Prime Succession, Inc.
    Hamilton Group, Inc.
    Century Group
    Saber Group
    Thomas Pierce & Co.

  For purposes of the foregoing, an "Affiliate" of an entity is a person that directly or indirectly controls, is under the control of or is under common control with such entity.

2.        Any new entity which may hereafter be established which acquires any combination of ten or more funeral homes and/or cemeteries from any of the entities described in 1. above.

3.        Any funeral home, cemetery or other death care enterprise which is managed by any entity described in 1. or 2. above.

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  Exhibit 10.2